PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-89355

1,000,000,000 Depositary Receipts
Biotech HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Biotech HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary U.S. Trading Market
Affymetrix, Inc.	AFFX	4.0000	NASDAQ GS
Alkermes, Inc.	ALKS	4.0000	NASDAQ GS
Amgen Inc.	AMGN	64.4800	NASDAQ GS
Biogen Idec Inc.	BIIB	26.9500	NASDAQ GS
Celera Corporation	CRA	4.0000	NASDAQ GS
Enzon Pharmaceuticals, Inc.	ENZN	3.0000	NASDAQ GM
Gilead Sciences, Inc.	GILD	64.0000	NASDAQ GS
Human Genome Sciences, Inc.	HGSI	8.0000	NASDAQ GM
Life Technologies Corporation	LIFE	8.1774	NASDAQ GS
QLT Inc.	QLTI	5.0000	NASDAQ GS
Shire plc	SHPGY	6.8271	NASDAQ GS

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is April 21, 2011.

1 On April 8, 2011, the acquisition of Genzyme Corporation by GC Merger Corp., a wholly-owned subsidiary of Sanofi Aventis, became effective.  As a result, Genzyme Corporation will no longer be an underlying constituent of the Biotech HOLDRS Trust.  In connection with the acquisition, Genzyme Corporation shareholders will receive $74.00 in cash and one Contingent Value Right (CVR) for each share of Genzyme Corporation.  The Bank of New York Mellon will receive $1,036.00 in cash and 14 CVRs for the 14 shares of Genzyme Corporation per 100 share round-lot of Biotech HOLDRS.

The CVRs will entitle the holder to receive additional cash payments if specified governmental approvals and production goals for Genzyme Corporation’s pharmaceutical products are achieved.

Neither GC Merger Corp. nor Sanofi Aventis will become underlying constituents of the Biotech HOLDRS Trust as a result of the acquisition.